SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of report    May 29, 2001

AMERICAN PLASTICS & CHEMICALS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

06348                           95-2461288
(Commission File Number)       (IRS Employer Identification No.)

8235 Douglas Ave., Dallas, TX	75225
(Address of Principal Executive Offices)	(Zip Code)

214-871-9650
(Registrant's Telephone Number, Including Area Code)


(Former Name or Former Address, if Changed Since Last Report)

Item 1.  Changes in Control of Registrant.

Item 2.  Acquisition or Disposition of Assets.

Item 3.  Bankruptcy or Receivership.

Item 4.  Changes in Registrant's Certifying Accountant.

Item 5.  Other Events.


FOR RELEASE MAY 29, 2001
Dallas, TX

APAC TECHNOLOGIES LAUNCHES FIRST RED LIGHT CAMERA
SYSTEMS

American Plastics & Chemicals Inc. (NASD:OTC - APLC), dba APAC Technologies, in conjunction with its Australian partner, Poltech International Limited (ASX - PLL), has completed installation of its red light camera systems in Cupertino, CA. The state-of-the-art digital systems automatically detect and photograph red light offenses. Citations are then mailed to the red light runner.

APAC will receive a flat fee for each paid citation the systems issue during the five-year term of the contract. M. Edward Stewart, President of APAC, estimated the Company will receive revenues of approximately $ 6 million over the life of the contract, and operating profit from the contract is expected to total $ 2.1 million during the same period. Stewart added, "Although we expect to be able to announce APAC has been awarded additional red light camera contracts in the very near future, completing the installation and commissioning of our very first system in the U.S. is an extremely positive development for the Company and its shareholders".

APAC is the exclusive U.S. and Canadian distributor for digital red light, speed, and toll road enforcement systems developed and manufactured by
Poltech.  Poltech is recognized as a world leader in its market.   In 1993
Poltech's wholly-owned subsidiary, Locktronics Systems Pty Ltd., patented LaserCam(tm), the first digital imaging system designed expressly for law enforcement purposes, and the company's commitment to development of new and enhanced technology continues today. On May 17 Poltech was selected from among 150 nominees to receive the prestigious 2001 Australian Technology Award for the most innovative engineering and/or manufacturing start up company. Stewart said, "APAC's future outlook with Poltech is bright. We have the exclusive right to market the very best products of their type in the world in the very best market in the world".

For further information, please contact:
M. Edward Stewart, President
APAC Technologies
8235 Douglas Ave.
Suite 1020  LB 22
Dallas, TX  75225
Tel:	214-871-9650
Fax:	214-871-1910
Email:	apac01@airmail.net


Item 6.  Resignations of Registrant's Directors.

Item 7.  Financial Statements and Exhibits.

Item 8.  Change in Fiscal Year.

Item 9.  Sales of Equity Securities Pursuant to Regulation S.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Plastics & Chemicals Inc.
(Registrant)

Date:    May 29, 2001           By     / M. Edward Stewart /
                                 _____________________________
                                 M. Edward Stewart, President